At RFMD®

Doug DeLieto

VP, Investor Relations

336-678-5322

FOR IMMEDIATE RELEASE

October 4, 2011

RF MICRO DEVICES ANNOUNCES FORMATION OF COMPOUND SEMICONDUCTOR GROUP

New Group Extends RFMD’s Compound Semiconductor Expertise

Into High-Growth Non-RF Markets

Greensboro, N.C., October 4, 2011 –RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies, today announced a strategic initiative to extend RFMD’s industry leadership in compound semiconductor technologies into a broad array of adjacent non-RF growth markets. The strategic initiative includes the formation of a new business group, the Compound Semiconductor Group (CSG), which will operate alongside RFMD’s Cellular Products Group (CPG) and RFMD’s Multi-Market Products Group (MPG). RFMD forecasts the total available market (TAM) for non-RF applications addressed by CSG will exceed $1.5 billion in calendar 2015.

RFMD’s Compound Semiconductor Group will create innovative new high-power and high-performance products utilizing the Company’s industry-leading gallium nitride (GaN) and gallium arsenide (GaAs) process technologies. The Compound Semiconductor Group will encompass RFMD’s Power Electronics product line as well as RFMD’s Foundry Services business unit. CSG will also include RFMD’s New Technology Commercialization Center (NTCC), with responsibility for new technology incubation, including RFMD’s cooperative research and development agreement with the National Renewable Energy Laboratory (NREL) related to the commercialization of GaAs-based concentrated photovoltaic cells (CPV).

Bob Van Buskirk, currently president of RFMD’s Multi-Market Products Group, will lead RFMD’s Compound Semiconductor Group. Mr. Van Buskirk was previously chief executive officer and president of Sirenza Microdevices, which was acquired by RFMD in November, 2007. Prior to Sirenza Microdevices, Mr. Van Buskirk held multiple senior level positions at Northrop Grumman (formerly TRW), including responsibility for commercializing their GaAs compound semiconductor technology and leading the development and growth of their compound semiconductor foundry business.

Norm Hilgendorf, currently vice president of Corporate Development at RFMD, will become corporate vice president and president of RFMD’s Multi-Market Products Group. Mr. Hilgendorf joined RFMD in November, 2007, from Sirenza Microdevices, where he served most recently as chief operating officer.  Mr. Hilgendorf has many years of senior management experience, including sales and general management, in multi-market organizations and in the wide range of end markets served by MPG.

Bob Bruggeworth, president and CEO of RFMD, said, “Bob Van Buskirk is the ideal individual to lead RFMD’s Compound Semiconductor Group. Bob is a recognized industry veteran in compound semiconductor technologies and he has consistently led his organizations to outstanding growth. Similarly, Norm Hilgendorf will hit the ground running, given his exceptional operational background and personal involvement in the strategic planning and corporate development for our multi-market organization.”

Mr. Bruggeworth continued, “The formation of RFMD’s Compound Semiconductor Group adds an incremental layer of new opportunities to energize our future growth without materially impacting operating expenses.  In our advanced technology organizations we have been exploring strategic opportunities to exploit our world-class compound semiconductor expertise, and, with the formation of CSG, we have in place the leadership and organization to capture incremental, profitable revenue in high-growth non-RF markets.”

About RFMD

RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in operating results, risks associated with the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, our reliance on a few large customers for a substantial portion of our revenue, the rate of growth and development of wireless markets, our ability to bring new products to market, our reliance on inclusion in third party reference designs for a portion of our revenue, our ability to manage channel partner and customer relationships, risks associated with the operation of our wafer fabrication, molecular beam epitaxy, assembly and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, raw material costs and availability, our ability to reduce costs and improve margins in response to declining average selling prices, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on gallium arsenide (GaAs) for the majority of our products, dependence on third parties, and substantial reliance on international sales and operations. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

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